Exhibit 99.1

NEW YORK MORTGAGE TRUST, INC.
OMITS COMMON STOCK DIVIDEND FOR THIRD QUARTER;
CONFIRMS PREFERRED STOCK DIVIDEND

NEW YORK, NY - October 1, 2007 - New York Mortgage Trust, Inc. (OTCBB: NMTG) today announced that for the quarter ending September 30, 2007, the Company's Board of Directors decided to omit a dividend on shares of its common stock. The Board's decision reflects the difficult market conditions during the third quarter and the Company's ongoing focus to conserve capital to build future earnings.

The Company also confirmed it will make its scheduled October 1st preferred dividend payment with cash from continuing operations and that it is working towards re-listing on a national exchange.

About New York Mortgage Trust

New York Mortgage Trust, Inc., a self-advised real estate investment trust (REIT) engaged in the investment in and management of high credit quality residential adjustable rate mortgage (ARM) loans and mortgage-backed securities (MBS). As of March 31, 2007, the Company exited the mortgage lending business. The Company's portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans, and purchased MBS. Historically at least 98% of the portfolio has been rated "AA" or "AAA". As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD

Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Julie Tu (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that a rise in interest rates may cause a decline in the market value of the Company's assets, prepayment rates that may change, borrowings to finance the purchase of assets may not be available or may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.